EXHIBIT 99.1

O.I. Corporation Announces Results for Fourth Quarter 2007

College Station, Texas, March 18, 2008 - O.I. Corporation (NASDAQ: OICO) today announced its results for the three and twelve months ended December 31, 2007.

For the Fourth Quarter Ended December 31, 2007

Revenue decreased to $6,796,000 for the fourth quarter of 2007, compared to $8,284,000 for the same period of the prior year. Net income for the fourth quarter of 2007 totaled $215,000, compared to net income of $1,008,000 for the fourth quarter of 2006. O.I. recorded diluted earnings per share of $0.08 in the fourth quarter of 2007, compared to diluted earnings per share of $0.33 during the same period of 2006.

For the Twelve Months Ended December 31, 2007

Net revenues were $27,133,000 for the twelve months ended December 31, 2007, compared to $30,264,000 for the same period of the prior year. Year end net income was $557,000 and diluted earnings per share was $0.20, compared to net income of $2,409,000 and diluted earnings per share of $0.81 for the prior year.

J. Bruce Lancaster, Chief Executive Officer and Chief Financial Officer commented:

"Though profitable, our fourth quarter results in 2007 were well below last year. Revenues from MINICAMS® products were down significantly from a record fourth quarter in 2006. Sales in our core environmental testing market also remained soft, though bookings improved late in the quarter, and we began 2008 with an excellent backlog, which should lead to improved sales in the first quarter of 2008.

"2007 was a year of transition at OI, including a distracting and expensive stock option investigation as well as the implementation of a new ERP system. I am pleased that we generated positive earnings despite the challenges we encountered and were able to return to our shareholders over $5,000,000 through share repurchases and dividends."

Don Segers, President and Chief Operating Officer, stated:

"In line with our new Company Vision, Opportunity through Innovation™, we continued our efforts under various research and development projects in 2007 to enhance our current products and to expand our core capabilities into new markets with exciting products. Our efforts on a novel electrochemical oxidation method for our total organic carbon analyzers should allow us to move into new process applications, especially related to water quality. With regard to our ion-CCD mass spectrometer project, we successfully completed a new design and wafer fabrication of an enhanced ion-CCD detector for our mass spectrometer that will allow us to focus on commercialization of the technology for multiple applications in current and new markets. We plan to start releasing new products based on these technologies by the end of the year.

"In addition to our research and development efforts, we are pursuing opportunities to enhance our product portfolio through strategic alliances. We recently entered into an agreement in principal to distribute products that will complement our gas-chromatography sample-introduction offerings. We believe that these new products should begin to impact sales during the second half of the year. We look forward to starting 2008 with a clean slate, a new management team, a new vision, and a strong focus on growth for the future."

O.I. CORPORATION

FINANCIAL HIGHLIGHTS

(in thousands, except earnings per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
Net revenues	$6,796	$8,284	$27,133	$30,264
Income before income taxes	$18	$1,465	$454	$3,484
(Benefit)/Provision for income taxes	$(197)	$457	$(103)	$1,075
Net income	$215	$1,008	$557	$2,409

Basic earnings per share	$0.08	$0.35	$0.20	$0.84
Diluted earnings per share	$0.08	$0.33	$0.20	$0.81

Additional Note:

Because of the turbulent financial markets, the Company recorded a loss of $353,000 in the fourth quarter of 2007 on its preferred stock holdings issued by financial brokerage institutions. As of December 31, 2007, the Company's preferred stock portfolio totaled $2,170,000 at cost, resulting from investments in prior years that were intended to improve after tax yield. The Company will seek to reduce its holdings of these investments as market conditions allow and could face further write-downs should the instability in financial markets cause future erosion.

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as "may", "will," "anticipate," "believe," "expect," "project," or "intend". All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Visit the Company's worldwide web site at:

http://www.oico.com

Investor Relations:

Bruce Lancaster

Chief Executive Officer &

Chief Financial Officer

979.690.1711